Exhibit 1.1

Broker-Dealer Agreement

This Broker-Dealer Agreement (together with exhibits, this “Agreement”) is entered into by and between Quadrant Biosciences, Inc., a Delaware Corporation (“Client”), and North Capital Private Securities Corporation, a Delaware Corporation (“North Capital”). Client and North Capital agree to be bound by the terms of this Agreement, effective as of December 13, 2019 (the “Effective Date”).

Whereas, North Capital is a registered broker-dealer providing technology and services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others;

Whereas, Client is offering securities directly to the public in an offering exempt from registration under Regulation A+ (the “Offering”); and

Whereas, Client recognizes the benefit of having North Capital as a service provider for investors who participate in the Offering (“Investors”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Appointment, Term, and Termination.

a.             Client hereby engages and retains North Capital to provide the Services (as defined below), and North Capital accepts such engagement by Client.

b.             This Agreement will commence on the Effective Date and will remain in effect until the close of business on the effective date the Offering is terminated without obligation on the part of Client or North Capital (“Term”). Notwithstanding, either party may terminate this Agreement immediately upon written notice if the other party (i) fails to perform or observe any term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied for 10 days (to the extent it can be remedied), (ii) breaches any material representation or warranty, (iii) in order to comply with applicable law, rule, code or regulation (if compliance cannot be timely achieved using commercially reasonable efforts, after providing notice as practicable), or (iv) commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies. Any delay or failure by a party to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege. All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, payment to North Capital of fees and reimbursement of expenses incurred relating to Services provided prior to termination.

c.              Each party represents to the other party: (i) it is a company duly organized, validly existing and in good standing under the laws of the state where it was formed; (ii) it has full power and authority to enter into and perform this Agreement; (iii) it has duly executed this Agreement, which constitutes the legal, valid, binding, and enforceable obligation of such party, enforceable against such party in accordance with its terms; and (iv) the execution and delivery of this Agreement does not and will not: (A) conflict with or violate any of the terms of its organizational documents or any applicable law, rule, regulation, code or order; or (B) conflict with, or result in a breach or termination of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which such party is bound or to which any property of such party is subject, or constitute a default thereunder.

2.            Services. North Capital is duly licensed and qualified to perform, and will perform the services listed herein and on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the “Services”), in compliance with applicable laws, rules, regulations, codes and orders.

3.            Compensation.

a.            As compensation for the Services, within thirty (30) days of the closing of the Offering, Client shall pay to North Capital a fee equal to one hundred (100) basis points on the aggregate amount raised by Client from Investors in the Offering during the Term.

b.            There will also be a one-time advance set-up fee of $10,000, which is due to North Capital and payable by Client upon execution of this Agreement via the credit card or other payment method indicated by Client on the signature page to this Agreement. The advance fee will cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by North Capital such as preparing the FINRA filing, working with Client’s SEC counsel in providing information to the extent necessary, coordination with any third party vendors involved in the offering and any other services necessary and required prior to the approval of the offering. North Capital will refund to Client any fee related to the advance to the extent it was not used, incurred or provided to Client.

c.             If Client fails to make any payment when due then, in addition to all other remedies that may be available: (a) North Capital may charge interest on the past due amount at the rate of 1.5% per month, calculated daily and compounded monthly, or if lower, the highest rate permitted under applicable law, rule, regulation, code or order; such interest may accrue after as well as before any judgment relating to collection of the amount due; and (b) Client shall reimburse North Capital for all reasonable costs incurred by North Capital in collecting any late payments or interest, including attorneys’ fees, court costs and collection agency fees.

d.            Client shall make all payments to North Capital in US dollars in immediately available funds. The fees payable under this Agreement, plus the other relevant fees attributable to such public offering, shall be capped at an aggregate amount not to exceed as permitted by applicable FINRA rules.

4.            Regulatory Compliance.

a.             Client (and, with respect to item (ii) below, North Capital) shall at all times: (i) (A) comply with requests of North Capital in relation to North Capital’s performance of the Services, and (B) use its reasonable best efforts to cause all of its third party service providers in connection with the Offering to comply with requests of North Capital in relation to North Capital’s performance of the Services; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related reasonable fees and expenses (including the FINRA Corporate Filing Fee), in each case that are necessary or appropriate to permit North Capital to perform its obligations under this Agreement. Client shall comply with and adhere to all North Capital policies and procedures. The FINRA Corporate Filing Fee for this $20,000,000, best efforts offering will be $3,500, and will be a pass-through fee payable to North Capital from Client, who will then forward it to FINRA as payment for the filing.

b.             Client shall provide North Capital with an offering memorandum that truthfully, accurately and completely describe the Offering. Client shall also provide forms of definitive subscription and governance documents, any documents and disclosures required by applicable law, rule, regulation, order or code, and any other documents and information that are required to be included in the offering memorandum to be provided to prospective investors for the purpose of evaluating and consummating an investment in Client. The materials in this Section 4(a) constitute the “Offering Materials”. Client will promptly notify North Capital in writing if it discovers any material misstatement of fact in, or the omission of a material fact from, in the Offering Materials or any promotional material developed by or on behalf of Client and provided to North Capital or prospective investors.

c.             Client shall maintain and ensure that the agreement of each potential investor is obtained to share such potential investor’s information with North Capital and to permit North Capital and its service providers to use, disclose and retain it in connection with this Agreement and the provision of the Services and as required by applicable law, rule, regulation, code or order. Client and North Capital will have the shared responsibility for the review of all documentation related to the Offering; however, the ultimate discretion about accepting an investor will be the sole decision of Client. Each Investor will be that of Client’s and not North Capital’s; North Capital will act as broker of record in relation to the Offering and will satisfy its obligations in relation to such role as set forth in this Agreement.

d.             Client and North Capital will each be responsible for supervising the activities and training of their respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

e.             Client and North Capital agree to promptly notify the other concerning any material communications from or with any governmental authority or self-regulatory organization with respect to this Agreement or the performance of its obligations hereunder, unless such notification is expressly prohibited by the applicable governmental authority.

f.             Neither Client nor any of its officers, directors, or employees is or has been, in any domestic or foreign jurisdiction, (i) indicted for or convicted of any felony or any securities or investment related offense of any kind, (ii) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking or (iii) the subject or target of any securities or investment-related investigation by any regulatory authority. None of Client, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Client participating in the Offering, any beneficial owner of 20% or more of Client’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act of 1933, as amended, the “Securities Act”) connected with Client in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Client has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event and has disclosed every Disqualification Event to North Capital.

g.            In its statements and meetings with prospective investors, Client will not make any misstatement of a material fact and will not omit any material fact necessary to make the statements therein not misleading.

h.            Client agrees to comply in all material respects with all applicable laws, rules, regulations, codes and orders in connection with the Offering. Client has, at its own expense, filed (or will file) Form 1-A and will take all other actions necessary to qualify for the exemption provided in Regulation A of the Securities Act (or any applicable respective successor provision) in connection with the Offering and to make any and all related state “blue-sky” filings and take all other actions necessary to perfect such federal and state exemptions, and to provide copies of such filings to North Capital. North Capital will cooperate with Client and its counsel to the extent reasonably necessary to effect such federal and state exemptions.

i.             Furthermore, Client understands that, despite North Capital’s efforts, the Services may not be uninterrupted or error-free. EXCEPT FOR NORTH CAPITAL’S WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS” WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, DESCRIPTION, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

5.            Role of North Capital.

a.            Client acknowledges and agrees that Client will rely on Client’s own judgment in using the Services. North Capital (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications; (iv) does not guarantee the performance of any party or facility which provides connectivity to North Capital; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction. Nothing in this Agreement should be construed to create a partnership, joint venture, fiduciary relationship or employer-employee relationship of any kind.

b.            Client agrees that North Capital is not undertaking to provide any legal, accounting or tax advice in connection with the Services. Client understands that it will be solely responsible for ensuring that its sale of securities complies with all applicable laws, rules, regulations, codes and orders. For clarity, North Capital is responsible for providing the Services in relation to such sale of securities, consistent with all laws, rules, regulations, codes and orders applicable in its role as a broker of record for the Offering.

6.            Indemnification.

a.            Client shall indemnify, defend and hold North Capital, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the gross negligence or wrongful acts or omissions of Client, (iii) Client’s failure to comply with any applicable federal, state, or local law, regulation, rule or code in the performance of its obligations under this Agreement, or (iv) any aspect of the Offering that does not result from or arise out of the negligence, gross negligence or willful misconduct of North Capital.

b.            North Capital shall indemnify, defend and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon (i) a breach of this Agreement by North Capital, (ii) the gross negligence or wrongful acts or omissions of North Capital, or (iii) North Capital’s failure to comply with any applicable federal, state, or local law, regulation, rule or code in the performance of its obligations under this Agreement.

c.             If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party’s cost in the ensuing investigations, defense or settlement.

7.            Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to Client:

Quadrant Biosciences, Inc.

505 Irving Ave

Suite 3100AB

Syracuse, NY 13210

Attn: Rich Uhlig, CEO

Tel: (607) 227-4400

Email: richard.uhlig@quadrantbiosciences.com

If to North Capital:

North Capital Private Securities Corporation

623 E. Fort Union Boulevard, Suite 101

Midvale, UT 84047

Attn: James P. Dowd, CEO

Tel: 415-315-9916

Email: jdowd@northcapital.com

With a copy to (which shall not constitute notice): ngilbreth@northcapital.com

Notices sent in accordance with this Section 7 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid; or (d) upon confirmation of receipt by the recipient, if sent by email.

8.            Confidentiality and Mutual Non-Disclosure.

a.            For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party and its affiliates, including, but not limited to, (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by or on behalf of Client, North Capital or an investor.

b.            For purposes of this Agreement, the term “confidential and proprietary information” shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

c.            During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose except as contemplated by this Agreement without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law, rule, regulation, code or order. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require North Capital to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

9.            Miscellaneous.

a.            ANY DISPUTE OR CONTROVERSY BETWEEN CLIENT AND NORTH CAPITAL RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITTEE OF FINRA. The parties acknowledge and agree that the result of the arbitration proceeding shall be final and binding, and by agreeing to arbitration, each party hereby waives its right to seek remedies in court and the use of a court of applicable jurisdiction for the enforcement of any arbitration award. Prior to instituting any proceeding, Client and North Capital each agrees to first attempt in good faith to informally resolve any dispute for a period of thirty (30) days prior to instituting an arbitration proceeding in accordance with this Section 9(a). The thirty (30)-day period shall commence upon written notice in accordance with Section 7 of this Agreement detailing the nature of the dispute, remedy sought and all relevant facts. In the event the parties are unable to resolve the dispute through such informal discussions, either party may elect to have such dispute exclusively and finally resolved through binding arbitration in accordance with this Section 9(a). Notwithstanding the above agreement to arbitrate, each party acknowledges and agrees that a breach or threatened breach by a party of any of its obligations under Section 8 may cause the other party irreparable harm for which monetary damages may not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other party will be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity or otherwise. Notwithstanding the foregoing, any claim for injunctive relief shall not be subject to the arbitration requirement. In addition, except as otherwise provided in this Agreement, the parties may litigate in court to compel arbitration, stay proceeding pending arbitration, or to confirm, modify, vacate or enter judgment on the award entered in any arbitration proceeding under this Section 9(a). Both parties consent to the exclusive jurisdiction of the state and federal courts located in New York, New York. Each party agrees that any arbitration shall be limited to disputes between Client and North Capital individually. To the full extent permitted by applicable law, no arbitration or other proceeding shall be joined with any other or decided on a class-action basis. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE COLLECTIVE AGGREGATE LIABILITY OF NORTH CAPITAL TO ANY ENTITY OR PERSON UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, INDEMNIFICATION, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, MISREPRESENTATIONS OR OTHERWISE, SHALL BE LIMITED TO THE AMOUNT PAID TO AND RETAINED BY NORTH CAPITAL UNDER THIS AGREEMENT. NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND OR ANY LOST PROFITS, LOST BUSINESS, LOSS OF USE OF DATA OR INTERRUPTION OF BUSINESS ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY BREACH OF THIS AGREEMENT OR ANY SERVICES PERFORMED BY ANY PARTY. Subject to this Section 9(a), in any Proceeding, by which one party either seeks to enforce this Agreement or seeks a declaration of any rights or obligations under this Agreement, the non-prevailing party will pay the prevailing party’s costs and expenses, including, but not limited to, reasonable attorneys’ fees.

b.            This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

c.             This Agreement will be binding upon all successors, assigns or transferees of the parties hereto. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Notwithstanding, either party may freely assign this Agreement to an affiliate or any person or entity that acquires all or substantially all of its business or assets; provided, however, that the assigning party shall continue to be primarily responsible for performing its obligations hereunder.

d.            Neither party will, without prior written approval of the other party, place or agree to place any advertisement regarding the Offering in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, or which such party known to be a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Client and North Capital will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, each party agrees that the other party may make reference in marketing or other materials to any transactions completed during the term of this Agreement; provided no personal data or Confidential Information is disclosed in such materials. All trademarks, service marks, patents, copyrights, trade secrets, confidential information, and other proprietary rights of each party shall remain the exclusive property of that party, whether or not specifically recognized or perfected under applicable law.

e.             THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

f.              If any provision or condition of this Agreement will be held to be invalid, illegal or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement. Upon such holding that any provision or condition is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

g.            This Agreement (including the exhibits) sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. Except as set forth herein, no amendment to or modification of this Agreement will be effective unless it is in writing and signed by an authorized representative of each party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Notwithstanding, a default under this Agreement by either party hereto shall constitute a default by such party or its affiliates under all other agreements any of them have then in effect with the other party or its affiliates.

h.            This Agreement is for the sole benefit of the Parties and, subject to Section 6 and Section 9(c), their respective successors and assigns; nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Indemnified Persons shall be third party beneficiaries as set forth in Section 6.

i.              The parties expressly agree that, to the extent that the existing law relating to this Agreement changes, and such change affects this Agreement, they will perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes of this Agreement.

j.             This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this Broker-Dealer Agreement as of the Effective Date.

CLIENT: Quadrant Biosciences Inc.

By:	/s/ Richard Uhlig
Name:	Richard Uhlig
Its: CEO

NORTH CAPITAL: North Capital Private Securities Corporation

By:	/s/ James P. Dowd
Name:	James P. Dowd
Its: CEO

Client payment information:
Credit Card
Name on Card:
Credit Card Number:
Expiration Date (MM/YY):
Security Code:
Billing Address:

ACH Draw
Bank Name:
Account Holder Name:
Routing Number:
Account Number:
Account Type (Checking/Savings):
Billing Contact Person
Name:
Email:
Telephone Number:

Exhibit A

Services

North Capital agrees to provide the following services to Client in connection with the Offering (“Services”):

i.	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and determine suitability of investors as Investors in securities issued by Client in the Offering;

ii.	Review each investor’s subscription agreement for completeness;

iii.	Contact and/or notify Client (and, if Client’s securities are offered through an electronic portal, the sponsor/operator of such portal) and Investors, if needed, to gather additional information or clarification on an investor; and

iv.	Serve as broker of record in connection with the Offering.